Exhibit 16.1

May 16, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the ‘Change in Registrant’s Certifying Accountant’ section in the Form F-3 dated May 16, 2017 of Fortis Inc. and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Chartered Professional Accountants